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                                                          May 8, 1996





Mr. Leon Tempelsman
529 Fifth Avenue
New York, New York 10017


Dear Leon:


               As you are a member of the Board of Directors of Lazare Kaplan International Inc. ("LKI"), I feel that you are better qualified than I to vote the shares of Common Stock of LKI held by me. As such, I hereby appoint you, Leon Tempelsman, proxy, on my behalf and in my name, to represent me at any Annual or Special Meetings of the Shareholders of LKI held on or prior to December 31, 2001, to vote all shares of Common Stock of LKI which I would be entitled to vote if then and there personally present on any and all matters to come before such Meetings and to vote on all shares of Common Stock of LKI which I would be entitled to vote on any matters submitted to a vote of shareholders of LKI other than at such a Meeting of Shareholders.


                                            Very truly yours,


                                            /s/ Cathy Tempelsman
                                            ---------------------------
                                            Cathy Tempelsman


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